Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS THIRD QUARTER RESULTS
AND NARROWS 2023 EARNINGS GUIDANCE

Highlights

•Net sales of $1.5 billion; our second highest third quarter in company history
•Operating income of $194.4 million and operating margin of 13.2%
•Q3 2023 diluted EPS of $3.51 or $3.50 without tax benefits
•Narrows annual earnings guidance range to $13.15 - $13.65 per diluted share
______________________

COVINGTON, LA. (October 19, 2023) – Pool Corporation (Nasdaq/GSM:POOL) today reported results for the third quarter of 2023 and narrowed its 2023 earnings guidance.
“We have much to be proud of this quarter. Our team displayed skillful execution and dedication, delivering sales of $1.5 billion, down 9% from a record high in the third quarter of 2022. At the core of our business, maintenance activities remained stable, indicating steady demand for non-discretionary products, while pool construction-related activities remained weaker as challenging macroeconomic factors continue weighing heavily on major project consumer spending. Confident in the opportunities ahead and the future of our industry, we expanded our sales center network through two greenfields this quarter, bringing our total count to fourteen new locations this year, including four acquired locations. Consistent additions to the installed base of swimming pools and related upkeep, combined with favorable pricing gains, technological advancements and product upgrade trends, continue to be long-term growth drivers for the outdoor living industry. As we look back at the 2023 swimming pool season, we are pleased by the partnerships with our employees, customers and suppliers, which enabled us to navigate challenging industry conditions. We look forward to closing out the year together and positioning ourselves for future growth through advancing our market-leading position,” commented Peter D. Arvan, president and CEO.
Third quarter ended September 30, 2023 compared to the third quarter ended September 30, 2022
Net sales decreased 9% in the third quarter of 2023 to $1.5 billion compared to $1.6 billion in the third quarter of 2022 following 14% net sales growth in the third quarter of 2022 and 24% net sales growth in the third quarter of 2021. Our results reflected lower sales volumes from reduced pool construction activity and discretionary replacement activity and were also negatively impacted 1% from one less selling day in the third quarter of 2023 versus the third quarter of 2022. Base business results approximated consolidated results for the period.
Gross profit decreased 15% to $428.7 million in the third quarter of 2023 from $503.7 million in the same period of 2022. Our gross profit increased at a 14% compound annual growth rate (“CAGR”) from the third quarter of 2019 to the third quarter of 2023. Gross margin decreased 210 basis points to 29.1% in the third quarter of 2023 compared to 31.2% in the third quarter of 2022 as we sold through our prior year lower cost inventory purchases.
Selling and administrative expenses (operating expenses) decreased 2% to $234.3 million in the third quarter of 2023 compared to $239.8 million in the third quarter of 2022 as volume-driven expenses were well managed during the quarter. As a percentage of net sales, operating expenses increased to 15.9% in the third quarter of 2023 compared to 14.8% in the same period of 2022.
While operating income in the third quarter of 2023 decreased 26% to $194.4 million from a record third quarter high of $263.9 million in 2022, operating income increased at a 17% CAGR from the third quarter of 2019 to the third quarter of 2023. Operating margin was 13.2% in the third quarter of 2023 compared to 16.3% in the third quarter of 2022.

Interest and other non-operating expenses, net for the third quarter of 2023 increased $1.9 million compared to the third quarter of 2022, primarily driven by higher average interest rates.
We recorded a $0.4 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended September 30, 2023, compared to a tax benefit of $0.6 million realized in the same period of 2022. This resulted in a $0.01 per diluted share tax benefit in the third quarter of 2023 compared to a $0.02 per diluted share tax benefit realized in the same period of 2022.
Net income decreased 27% to $137.8 million in the third quarter of 2023 compared to $190.1 million in the third quarter of 2022. Earnings per diluted share decreased 27% to $3.51 in the third quarter of 2023 compared to $4.78 in the same period of 2022. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 26% to $3.50 compared to $4.76 in the third quarter of 2022. Our earnings per diluted share increased at a 16% CAGR from the third quarter of 2019 to the third quarter of 2023 and a 17% CAGR without the impact of ASU 2016-19 over the same period.
Nine months ended September 30, 2023 compared to the nine months ended September 30, 2022
Net sales for the nine months ended September 30, 2023 declined 11% to $4.5 billion from $5.1 billion in the nine months ended September 30, 2022. As expected, gross margin declined 170 basis points to 30.1% from 31.8% in the same period last year.
Operating expenses for the nine months ended September 30, 2023 were flat compared to the prior year period. Operating income for the nine months ended September 30, 2023 decreased 27% to $667.2 million compared to $918.5 million in the same period last year. Operating margin for the nine months ended September 30, 2023 was 14.7% compared to 18.1% for the nine months ended September 30, 2022.
Net income for the nine months ended September 30, 2023 decreased 30% to $471.8 million compared to $676.6 million for the nine months ended September 30, 2022. Adjusted EBITDA decreased less than net income at 26% to $712.3 million for the nine months ended September 30, 2023 compared to $958.7 million for the same period last year, as net income included the impact of higher interest expense driven by increased interest rates. We recorded a $5.9 million, or $0.15 per diluted share, tax benefit from ASU 2016-09 in the nine months ended September 30, 2023 compared to a $9.5 million, or $0.24 per diluted share, tax benefit in the same period of 2022. Interest and other non-operating expenses, net for the first nine months of 2023 increased $20.9 million compared to the same period last year, primarily due to higher average interest rates.
Earnings per diluted share decreased 29% to $12.00 in the first nine months of 2023 compared to $16.82 in the same period of 2022. Without the impact from ASU 2016-09 in both periods, earnings per diluted share was $11.85 in the first nine months of 2023 compared to $16.58 in the same period of 2022. Our earnings per diluted share increased by a 19% CAGR from 2019 to 2023 and a 21% CAGR without the impact of ASU 2016-19 over the same period.
Balance Sheet and Liquidity
Total net receivables, including pledged receivables, decreased 16% at September 30, 2023 compared to September 30, 2022, primarily due to our lower sales in 2023. Inventory levels of $1.3 billion decreased $280.3 million, or 18%, compared to September 30, 2022 and $331.8 million, or 21%, compared to December 31, 2022 as we sold through the remainder of prior year strategic purchases we made to compensate for supply chain challenges. Total debt outstanding was $1.0 billion at September 30, 2023, down $478.6 million from September 30, 2022 and $352.9 million from December 31, 2022.
Net cash provided by operations improved to $750.0 million in the first nine months of 2023 compared to $307.5 million in the first nine months of 2022, primarily driven by positive changes in working capital, particularly as we sold through our prior year strategic inventory purchases, partially offset by lower net income.
Outlook
“We have narrowed our annual earnings guidance based on our results to date and now expect diluted earnings per share in the range of $13.15 to $13.65, including the impact of year-to-date tax benefits of $0.15. Given the challenges presented in 2023, we believe ending the year at $13.15, compared to the $6.40 we reported in 2019, would be a solid result, showcasing our ability to maintain favorable pricing and profitability in this challenging environment. While this year has been a period of stabilization for the outdoor living industry, we remain confident in the long-term growth opportunities available organically through a combination of continuously improved execution, strategic product additions and targeted new locations, as well as selective acquisitions. As we near the end of the swimming pool season, I would like to thank our many team members who have continued to deliver in times of uncertainty and are helping lead us into the future. Their knowledge and skills are unmatched by anyone in the industry,” said Arvan.

Non-GAAP Financial Measures
This press release contains certain non-GAAP measures (adjusted EBITDA and adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.
About Pool Corporation
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 434 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.
Forward-Looking Statements
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$1,474,407	$1,615,339	$4,538,545	$5,083,807
Cost of sales	1,045,676	1,111,652	3,172,276	3,466,126
Gross profit	428,731	503,687	1,366,269	1,617,681
Percent	29.1%	31.2%	30.1%	31.8%

Selling and administrative expenses	234,288	239,810	699,046	699,192
Operating income	194,443	263,877	667,223	918,489
Percent	13.2%	16.3%	14.7%	18.1%

Interest and other non-operating expenses, net	13,599	11,707	46,327	25,428
Income before income taxes and equity in earnings	180,844	252,170	620,896	893,061
Provision for income taxes	43,079	62,205	149,339	216,687
Equity in earnings of unconsolidated investments, net	78	90	235	226
Net income	$137,843	$190,055	$471,792	$676,600

Earnings per share attributable to common stockholders: (1)
Basic	$3.54	$4.82	$12.09	$16.99
Diluted	$3.51	$4.78	$12.00	$16.82
Weighted average common shares outstanding:
Basic	38,735	39,214	38,816	39,599
Diluted	39,023	39,580	39,112	40,012

Cash dividends declared per common share	$1.10	$1.00	$3.20	$2.80

(1)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $137.1 million and $189.0 million for the three months ended September 30, 2023 and September 30, 2022, respectively, and $469.3 million and $672.8 million for the nine months ended September 30, 2023 and September 30, 2022, respectively. Participating securities excluded from weighted average common shares outstanding were 205,000 and 213,000 for the three months ended September 30, 2023 and September 30, 2022, respectively, and 207,000 and 223,000 for the nine months ended September 30, 2023 and September 30, 2022, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2023	2022	$	%

Assets
Current assets:
Cash and cash equivalents	$85,220	$49,079	$36,141	74%
Receivables, net (1)	140,997	189,173	(48,176)	(25)
Receivables pledged under receivables facility	320,585	360,623	(40,038)	(11)
Product inventories, net (2)	1,259,308	1,539,572	(280,264)	(18)
Prepaid expenses and other current assets	26,414	61,032	(34,618)	(57)
Total current assets	1,832,524	2,199,479	(366,955)	(17)

Property and equipment, net	213,732	184,387	29,345	16
Goodwill	699,270	691,786	7,484	1
Other intangible assets, net	300,237	307,389	(7,152)	(2)
Equity interest investments	1,383	1,190	193	16
Operating lease assets	293,673	255,611	38,062	15
Other assets	89,915	48,213	41,702	86
Total assets	$3,430,734	$3,688,055	$(257,321)	(7)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$429,436	$442,226	$(12,790)	(3)%
Accrued expenses and other current liabilities	157,172	210,448	(53,276)	(25)
Short-term borrowings and current portion of long-term debt	37,788	12,208	25,580	210
Current operating lease liabilities	84,724	72,378	12,346	17
Total current liabilities	709,120	737,260	(28,140)	(4)

Deferred income taxes	55,226	45,247	9,979	22
Long-term debt, net	996,109	1,500,337	(504,228)	(34)
Other long-term liabilities	37,885	26,744	11,141	42
Non-current operating lease liabilities	214,168	187,589	26,579	14
Total liabilities	2,012,508	2,497,177	(484,669)	(19)
Total stockholders’ equity	1,418,226	1,190,878	227,348	19
Total liabilities and stockholders’ equity	$3,430,734	$3,688,055	$(257,321)	(7)%

(1)The allowance for doubtful accounts was $10.6 million at September 30, 2023 and $8.9 million at September 30, 2022.
(2)The inventory reserve was $25.9 million at September 30, 2023 and $23.4 million at September 30, 2022.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2023	2022	Change
Operating activities
Net income	$471,792	$676,600	$(204,808)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,355	23,172	183
Amortization	6,425	6,523	(98)
Share-based compensation	14,592	11,691	2,901
Equity in earnings of unconsolidated investments, net	(235)	(226)	(9)
Goodwill impairment	550	—	550
Other	1,157	12,644	(11,487)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(110,078)	(181,775)	71,697
Product inventories	330,850	(223,268)	554,118
Prepaid expenses and other assets	(23,431)	(31,171)	7,740
Accounts payable	20,667	46,564	(25,897)
Accrued expenses and other liabilities	14,374	(33,284)	47,658
Net cash provided by operating activities	750,018	307,470	442,548

Investing activities
Acquisition of businesses, net of cash acquired	(11,500)	(8,309)	(3,191)
Purchases of property and equipment, net of sale proceeds	(42,958)	(27,965)	(14,993)
Other investments, net	(48)	1,760	(1,808)
Net cash used in investing activities	(54,506)	(34,514)	(19,992)

Financing activities
Proceeds from revolving line of credit	1,154,601	1,629,740	(475,139)
Payments on revolving line of credit	(1,497,501)	(1,629,688)	132,187
Proceeds from term loan under credit facility	—	250,000	(250,000)
Payments on term loan under credit facility	(6,250)	—	(6,250)
Proceeds from asset-backed financing	465,500	215,000	250,500
Payments on asset-backed financing	(422,700)	(130,000)	(292,700)
Payments on term facility	(47,313)	(6,937)	(40,376)
Proceeds from short-term borrowings and current portion of long-term debt	19,428	27,396	(7,968)
Payments on short-term borrowings and current portion of long-term debt	(19,182)	(26,960)	7,778
Payments of deferred financing costs	(52)	—	(52)
Payments of deferred and contingent acquisition consideration	(551)	(1,374)	823
Proceeds from stock issued under share-based compensation plans	9,278	7,201	2,077
Payments of cash dividends	(124,983)	(111,572)	(13,411)
Purchases of treasury stock	(187,110)	(471,210)	284,100
Net cash used in financing activities	(656,835)	(248,404)	(408,431)
Effect of exchange rate changes on cash and cash equivalents	952	206	746
Change in cash and cash equivalents	39,629	24,758	14,871
Cash and cash equivalents at beginning of period	45,591	24,321	21,270
Cash and cash equivalents at end of period	$85,220	$49,079	$36,141

ADDENDUM

Base Business

When calculating our base business results, we exclude sales centers that are acquired, opened in new markets or closed for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
We have not provided separate base business income statements within this press release as base business results approximated consolidated results, and acquisitions and sales centers excluded from base business contributed less than 1% to the change in net sales.

The table below summarizes the changes in our sales center count in the first nine months of 2023.

December 31, 2022	420
Acquired locations	4
New locations	10
September 30, 2023	434

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, and we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2023	2022	2023	2022
Net income	$137,843	$190,055	$471,792	$676,600
Add:
Interest and other non-operating expenses (1)	13,647	11,317	47,054	24,924
Provision for income taxes	43,079	62,205	149,339	216,687
Share-based compensation	4,596	4,120	14,592	11,691
Equity in earnings of unconsolidated investments, net	(78)	(90)	(235)	(226)
Goodwill impairment	550	—	550	—
Depreciation	8,063	7,796	23,355	23,172
Amortization (2)	2,001	1,950	5,863	5,878
Adjusted EBITDA	$209,701	$277,353	$712,310	$958,726
(1)Shown net of (gains) losses on foreign currency transactions of $(48) and $390 for the three months ended September 30, 2023 and September 30, 2022, respectively, and $(727) and $504 for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(2)Excludes amortization of deferred financing costs of $187 and $215 for the three months ended September 30, 2023 and September 30, 2022, respectively, and $562 and $645 for the nine months ended September 30, 2023 and September 30, 2022, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our period-to-period operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.
The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Diluted EPS	$3.51	$4.78	$12.00	$16.82
ASU 2016-09 tax benefit	(0.01)	(0.02)	(0.15)	(0.24)
Adjusted diluted EPS	$3.50	$4.76	$11.85	$16.58